Exhibit 3.1

AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
ACTIVISION, INC.

ACTIVISION, INC. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware, does hereby certify as follows:

(1)          The name of the Corporation is Activision, Inc.

(2)          The Corporation was originally incorporated in the state of Delaware under the name “Activision Holdings, Inc.” and the original certificate of incorporation of the Corporation was filed with the office of the Secretary of State of the State of Delaware on February 17, 2000.

(3)          This Amended and Restated Certificate of Incorporation was duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware.

(4)          The text of the Amended and Restated Certificate of Incorporation of the Corporation as amended hereby is restated to read in its entirety, as follows:

ARTICLE I

Section 1.1.            Name.   The name of the Corporation is: Activision Blizzard, Inc.

ARTICLE II

Section 2.1.            Registered Officer.   The registered office of the Corporation is to be located at 2711 Centerville Road, Suite 400, in the City of Wilmington, in the County of New Castle, in the State of Delaware. The name of its registered agent at that address is Corporation Service Company.

ARTICLE III

Section 3.1.            Corporate Purpose.    The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware, as it may be amended from time to time (the “DGCL”).

ARTICLE IV

Section 4.1.            Capital Stock.

(a)           The total number of shares of capital stock which the Corporation shall have authority to issue is One Billion Two Hundred Five Million (1,205,000,000) shares, of which Five Million (5,000,000) shares are designated Preferred Stock, par value $.000001 per share and aggregate par value of Five Dollars ($5) (the “Preferred Stock”), and of which One Billion Two Hundred Million (1,200,000,000) shares are designated Common Stock, par value $.000001 per share and aggregate par value of One Thousand Two Hundred Dollars ($1,200) (the “Common Stock”).

(b)           The number of authorized shares of any class or classes of capital stock of the Corporation may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of a majority in voting power of the outstanding stock of the Corporation entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the DGCL.

Section 4.2.            Preferred Stock.

(a)           The Preferred Stock authorized by this Certificate of Incorporation may be issued by the Board of Directors from time to time in one or more series.

(b)           The Board of Directors is hereby authorized to fix or alter the dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption, including sinking fund provisions, the redemption price or prices, and the liquidation preferences of any wholly unissued class or series of Preferred Stock, and the number of shares constituting any such series and the designation thereof, or any of them.

Section 4.3.            Common Stock.

(a)           Holders of Common Stock will be entitled to receive such dividends as may be declared by the Board of Directors.

(b)           In the event of the voluntary or involuntary liquidation, distribution or winding up of the Corporation, holders of Common Stock will be entitled to receive pro rata all of the remaining assets of the Corporation available for distribution to its stockholders.

(c)           The holders of Common Stock shall have the general right to vote for all purposes, including the election of directors, as provided by law. Each holder of Common Stock shall be entitled to one vote for each share thereof held.

Section 4.4.            Certain Limitations.  Notwithstanding anything in this Article IV to the contrary, pursuant to Section 1123(a)(6) of the Bankruptcy Code of 1978, as amended, the Corporation shall be prohibited from authorizing the issuance of any class, or series thereof, of nonvoting equity shares, within the meaning of such section.

ARTICLE V

The following provisions are inserted for the management of the business and for the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

Section 5.1.            Number of Directors; Quorum Requirements for Committees.

(a)           The number of directors of the Corporation shall be such as from time to time shall be fixed by, or in the manner provided in the by-laws. Election of directors need not be by ballot unless the by-laws so provide.

(b)           Prior to the first occurrence of a Triggering Event, a quorum for any duly called and noticed meeting of any committee of the Board of Directors (other than an Exempt Committee (as defined in the by-laws of the Corporation)), whether regular or special, shall require the presence, in person, of a majority of the total number of directors appointed to such committee including at least one of the Independent Directors appointed to such committee; provided, however if a quorum is not obtained at a duly called and noticed meeting of any committee (other than an Exempt Committee) because no Independent Director is present, then for purposes of the next duly called and noticed meeting of such committee, whether regular or special, a quorum for such meeting shall require the presence, in person, of a number of directors equal to a majority of the total number of directors appointed to such committee.

Section 5.2.            Powers of the Board of Directors.

(a)           The Board of Directors shall have power without the assent or vote of the stockholders to fix and vary the amount to be reserved for any proper purpose; to authorize and cause to be executed mortgages and liens upon all or any part of the property of the Corporation; to determine the use and disposition of any surplus or net profits; and to fix the times for the declaration and payment of dividends.

(b)           The directors in their discretion may submit any contract or act for approval or ratification at any annual meeting of the stockholders or at any meeting of the stockholders called for the purpose of considering any such act or contract, and any contract or act that shall be approved or be ratified by the vote of the holders of a majority of the stock of the Corporation which is represented in person or by proxy at such meeting and entitled to vote thereat (provided that a lawful quorum of stockholders be there represented in person or by proxy) shall be as valid and binding upon the Corporation and upon all stockholders as though it had been approved or ratified by every stockholder of the Corporation, whether or not the contract or act would otherwise be open to legal attack because of directors’ interest, or for any other reason.

(c)           In addition to the powers and authorities hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation; subject, nevertheless, to the provisions of the statutes of Delaware, of this Certificate of Incorporation, and to any by-laws from time to time made by the stockholders; provided, however, that no by-law so made shall invalidate any prior act of the directors which would have been valid if such by-law had not been made.

Section 5.3.            Amendment of By-laws.

(a)           The Board of Directors shall have power without the assent or vote of the stockholders to alter, amend, change, add to, repeal, rescind or make new by-laws of the Corporation (to the extent not inconsistent with this Section 5.3); provided, however, that

(i)            Sections 2.4, 2.6(a), 2.14 and Section 8.4 (as it relates to the foregoing Sections) of the by-laws may be altered, amended, changed, added to, repealed, rescinded or new by-laws of the Corporation may be made that are inconsistent with such Sections only by the affirmative vote of holders of capital stock of the Corporation representing at least a majority of the voting power of the then outstanding shares of capital stock of the Corporation entitled to vote thereon;

(ii)           Section 3.3 and Section 8.4 (as it relates to the foregoing Section) of the by-laws may be altered, amended, changed, added to, repealed, rescinded or new by-laws of the Corporation may be made that are inconsistent with such Sections only by the affirmative vote of holders of capital stock of the Corporation representing more than 66 2/3% of the voting power of the then outstanding shares of capital stock of the Corporation entitled to vote thereon;

(iii)          Sections 3.2(b), 3.4(b), 3.6, 3.10(c), 3.10(d), 3.10(f) and Section 8.4 (as it relates to the foregoing Sections) of the by-laws may be altered, amended, changed, added to, repealed, rescinded or new by-laws of the Corporation may be made that are inconsistent with such Sections only by (A) prior to the first occurrence of a Triggering Event, the affirmative vote of (1) holders of capital stock of the Corporation representing at least a majority of the voting power of the then outstanding shares of capital stock of the Corporation entitled to vote thereon and (2) holders of capital stock of the Corporation representing at least a majority of the then outstanding shares of capital stock of the Corporation other than the Vivendi Owned Shares or (B) after the first occurrence of a Triggering Event, the affirmative vote of holders of capital stock of the Corporation representing more than 66 2/3% of the voting power of the then outstanding shares of capital stock of the Corporation entitled to vote thereon;

(iv)          Section 2.3 and Section 8.4 (as it relates to the foregoing Section) of the by-laws may be altered, amended, changed, added to or repealed or rescinded or new by-laws of the Corporation may be made that are inconsistent with such Sections only by the affirmative vote of (A) holders of capital stock of the Corporation representing at least a majority of the voting power of the then outstanding shares of capital stock of the Corporation entitled to vote thereon and (B) holders of capital stock of the Corporation representing at least a majority of the then outstanding shares of capital stock of the Corporation other than the Vivendi Owned Shares; and

(v)           Sections 3.12, 4.3 and Section 8.4 (as it relates to the foregoing Sections) of the by-laws may be altered, amended, changed, added to or repealed or rescinded or new by-laws of the Corporation may be made that are inconsistent with such Sections only by (A) the Board of Directors in accordance with the provisions of Section 3.12 and 8.4 of the bylaws of the Corporation or (B) the affirmative vote of (x) holders of capital stock of the Corporation representing at least a majority of the voting power of the then outstanding shares of capital stock of the Corporation entitled to vote thereon and (y) holders of capital stock of the Corporation representing at least a majority of the then outstanding shares of capital stock of the Corporation other than the Vivendi Owned Shares.

(b)           In addition to any vote required by law, the affirmative vote of (i) holders of capital stock of the Corporation representing at least a majority of the shares of capital stock of the Corporation and (ii) holders of capital stock of the Corporation representing at least a majority of the then outstanding shares of capital stock of the Corporation other than the Vivendi Owned Shares shall be required in order to (A) alter, amend, repeal or rescind Section 3.3(b) of the by-laws of the Corporation to decrease the percentages in the definitions of “Triggering Event” and “Termination Event” set forth therein or (B) alter, amend, repeal or rescind any of the by-laws of the Corporation in a manner that would be beneficial to Vivendi and its Controlled Affiliates, in their capacities as stockholders of the Corporation, other than any alterations, amendments, repeals, or rescissions that affect the rights of all stockholders in the same manner.

(c)           Subject to Section 5.3(a) and 5.3(b) hereof, the by-laws of the Corporation may be altered, amended, changed, added to, repealed, rescinded or new by-laws may be made by the affirmative vote of holders of capital stock of the Corporation representing at least a majority of the voting power of the then outstanding shares of capital stock of the Corporation entitled to vote thereon.

Section 5.4.            Amendment of Certificate of Incorporation.

(a)           Subject to Section 5.4(b) hereof, Sections 5.3(a)(i), 5.3(a)(ii) and 5.3(c) and Articles VIII and IX of this Certificate of Incorporation may only be altered, amended, changed, added to, repealed, or rescinded by the affirmative vote of holders of capital stock of the Corporation entitled to vote thereon representing more than 66 2/3% of the shares entitled to be voted thereon.

(b)           Sections 5.1(b) and 5.3(a)(iii) of this Certificate of Incorporation may only be altered, amended, changed, added to, repealed, or rescinded by (i) prior to the first occurrence of a Triggering Event, the affirmative vote of (A) holders of capital stock of the Corporation representing at least a majority of the voting power of the then outstanding shares of capital stock of the Corporation entitled to vote thereon and (B) holders of capital stock of the Corporation representing at least a majority of the then outstanding shares of capital stock of the Corporation other than the Vivendi Owned Shares or (ii) after the first occurrence of a Triggering Event, the affirmative vote of holders of capital stock of the Corporation representing more than 66 2/3% of the voting power of the then outstanding shares of capital stock of the Corporation entitled to vote thereon.

(c)           Sections 5.3(a)(iv), 5.3(a)(v), 5.3(b), 8.2, 8.3, 8.5 and 9.1(b) of this Certificate of Incorporation may only be altered, amended, changed, added to, repealed, or rescinded by the affirmative vote of (i) holders of capital stock of the Corporation representing at least a majority of the voting power of the then outstanding shares of capital stock of the Corporation entitled to vote thereon and (ii) holders of capital stock of the Corporation representing at least a majority of the then outstanding shares of capital stock of the Corporation other than the Vivendi Owned Shares.

ARTICLE VI

Section 6.1.            Voting Powers of Stockholder Designees.  Prior to the first occurrence of a Triggering Event, at each meeting of the Board of Directors or any committee thereof (other than Exempt Committees (as defined in Section 3.10(d) of the by-laws of the Corporation)), each Stockholder Designee present at such meeting shall have, and be entitled to cast at such meeting, a number of votes equal to the quotient of (i) the sum of (1) the total number of Stockholder Designees on the Board of Directors or committee thereof plus (2) the total number of Vivendi Designees (other than Stockholder Designees) on the Board of Directors or committee thereof that are not present at such meeting, divided by (ii) the total number of Stockholder Designees present at such meeting.

ARTICLE VII

Section 7.1.            Liability of Directors.  The personal liability of the directors of the Corporation is hereby eliminated to the fullest extent permitted by paragraph (7) of subsection (b) of Section 102 of the DGCL, as the same may be amended and supplemented.

Section 7.2.            Indemnification of Directors.  The Corporation, to the fullest extent permitted by Section 145 of the DGCL, as the same may be amended and supplemented, shall indemnify the directors and officers of the Corporation under said section from and against any and all of the expenses, liabilities or other matter referred to in or covered by said section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administration of such a person.

Section 7.3.            Amendments to Article VII.  Any modification of this Article VII by the stockholders of the Corporation shall be prospective only and shall not adversely affect any limitation on the personal liability of a director or officer of the Corporation existing at the time of such appeal on modification.

ARTICLE VIII

Section 8.1.            Relationship With Vivendi.  Because Vivendi, through its Controlled Affiliates, is the majority stockholder of the Corporation, and in anticipation that the Corporation and Vivendi may engage in similar activities or lines of business and have an interest in the same areas of corporate opportunities, and in recognition of (i) the benefits to be derived by the Corporation through its continued contractual, corporate and business relations with Vivendi (including service of officers and directors of Vivendi as directors of the Corporation) and (ii) the difficulties attendant to any director, who desires and endeavors fully to satisfy such director’s fiduciary duties, in determining the full scope of such duties in any particular situation, the provisions of this Article VIII are set forth to regulate, define and guide the conduct of certain affairs of the Corporation as they may involve Vivendi and its officers and directors, and the powers, rights, duties and liabilities of the Corporation and its officers, directors and stockholders in connection therewith.

Section 8.2.            Business Activities.

(a)           Subject to Section 8.2(b) and except as Vivendi may otherwise agree in writing, neither Vivendi nor any of its Affiliates shall have a duty to refrain from engaging, directly or indirectly in the same or similar business activities or lines of business as the Corporation other than in a Competing Business.  Subject to Section 8.2(b), to the fullest extent permitted by law, neither Vivendi nor any officer or director thereof shall be liable to the Corporation or its stockholders for breach of any fiduciary duty by reason of any such activities of Vivendi or of such person’s participation therein.

(b)           Neither Vivendi nor any of its Controlled Affiliates shall engage, directly or indirectly, in any Competing Business; provided, however, that the businesses conducted by Vivendi and its Controlled Affiliates as of the Closing Date (as defined in the Business Combination Agreement) and reasonable enhancements, extensions and derivations thereof shall not be considered to be Competing Businesses for purposes of this Article VIII.  So long as the majority of the Board of Directors are Vivendi Designees, neither Vivendi nor any of its Controlled Affiliates shall, directly or indirectly, acquire a majority of the equity interests or assets of any Person that is, or controls, a Competing Business; provided, however, Vivendi shall not be prohibited from acquiring, merging or participating in any business combination with any Person which contains a subsidiary, segment or division in a Competing Business (a “Qualifying Entity”) if (1) such Qualifying Entity is an Immaterial Entity or (2) if such Qualifying Entity is not an Immaterial Entity, Vivendi complies with the provisions of clauses (i) and (ii) below:

(i)    If Vivendi acquires a Qualifying Entity that is not an Immaterial Entity, it shall give written notice to the Corporation (an “Option Notice”) within fifteen (15) days of such acquisition, which notice shall set forth the name and a brief description of the Qualifying Entity as well as a statement of the value of such Qualifying Entity based upon the consideration paid by Vivendi in respect of the acquisition of such Qualifying Entity (the “Qualifying Entity Value”) and the terms of such acquisition.  Upon the giving of such Option Notice, the Corporation or any of its wholly-owned Subsidiaries shall have the option to purchase, for a price in cash equal to the Qualifying Entity Value, said option to be exercised within sixty (60) days following the giving of such Option Notice (the “Review Period”), by giving a counter-notice (a “Counter Notice”) to Vivendi on or prior to the expiration of the Review Period.  During the Review Period, Vivendi shall provide the Corporation and its representatives with reasonable access to and information with respect to such Qualifying Entity to permit the Corporation to conduct reasonable due diligence with respect to such Qualifying Entity.  If the Corporation or any of its wholly-owned Subsidiaries elects to purchase such Qualifying Entity, each such electing entity shall be obligated to purchase, and Vivendi shall be obligated to sell, such Qualifying Entity at a closing to be held on the sixtieth (60th) day after the giving of the Counter Notice, or at such other time as may be mutually acceptable to Vivendi and the purchasing entity.  The closing of any such purchase by the Corporation or any of its wholly-owned Subsidiaries may, at the election of the purchasing entity, be delayed up to ninety (90) days in order to permit such acquisition of such Qualifying Entity to be made in conformity with applicable laws, including the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and foreign anti-trust laws.

(ii)   If the Corporation and its wholly-owned Subsidiaries elect not to purchase such Qualifying Entity within the time limits specified in clause (i) above, then (A) the offer to sell such Qualifying Entity to the Corporation and/or its Subsidiaries shall be deemed revoked and (B) Vivendi shall use commercially reasonable efforts to sell or otherwise divest the Qualifying Entity (or substantially all of its assets) to an unrelated third party within eighteen (18) months following the initial acquisition of such Qualifying Entity at a price no more favorable to such third party than was offered to the Corporation; provided that Vivendi’s failure to sell such Qualifying Entity shall not constitute a breach of this Section 8.2 if it complies with the requirements of immediately preceding clause (B).  Furthermore, if any Qualifying Entity was an Immaterial Entity when acquired, but thereafter no longer qualifies as an Immaterial Entity (i.e., the Qualifying Entity subsequently exceeds the Materiality Threshold), (x) such fact shall not constitute a breach of this Section 8.2(b) by Vivendi and (y) Vivendi shall have no obligation to sell such Qualifying Entity pursuant to this Section 8.2(b) or otherwise.

(c)           To the fullest extent permitted by law, neither Vivendi nor any of its Controlled Affiliates shall have a duty to refrain from doing business with any client, customer or vendor of the Corporation or any of its Subsidiaries, and neither Vivendi nor any officer, director or employee thereof (except as provided in Section 8.3 below) shall to the fullest extent permitted by law be deemed to have breached its or his fiduciary duties, if any, to the Corporation solely by reason of Vivendi’s engaging in any such activity.

Section 8.3.            Corporate Opportunities.

(a)           Subject to compliance with Section 8.3(b), in the event that Vivendi acquires knowledge of a potential transaction or matter which may be a corporate opportunity for both Vivendi and the Corporation, Vivendi shall to the fullest extent permitted by law have no duty to communicate or offer such corporate opportunity to the Corporation and shall to the fullest extent permitted by law not be liable to the Corporation or its stockholders for breach of any fiduciary duty as a stockholder of the Corporation by reason of the fact that Vivendi acquires or seeks such corporate opportunity for itself, directs such corporate opportunity to another person or entity, or otherwise does not communicate information regarding such corporate opportunity to the Corporation, and the Corporation to the fullest extent permitted by law waives and renunciates any claim that such business opportunity constituted a corporate opportunity that should have been presented to the Corporation or any of its affiliates.

(b)           In the event that a director or officer of the Corporation who is also a director, officer or employee of Vivendi acquires knowledge of a potential transaction or matter which may be a corporate opportunity for both the Corporation and Vivendi (a “Mutual Corporate Opportunity”), such director or officer shall to the fullest extent permitted by law have fully satisfied and fulfilled his fiduciary duty with respect to such Mutual Corporate Opportunity, and the Corporation to the fullest extent permitted by law waives and renunciates any claim that such Mutual Corporate Opportunity constituted a corporate opportunity that should have been presented to the Corporation, if such director or officer acts in a manner consistent with the following policy: a Mutual Corporate Opportunity offered to any person who is an officer or director of the Corporation, and who is also an officer, director or employee of Vivendi, shall belong to Vivendi, unless such Mutual Corporate Opportunity was expressly offered to such person in his or her capacity as a director or officer of the Corporation (an “Activision Opportunity”), in which case such Activision Opportunity shall not be pursued by Vivendi.  In the event Vivendi decides to pursue any Mutual Corporate Opportunity (other than an Activision Opportunity), then, subject to any contractual restrictions on Vivendi with respect to confidentiality, Vivendi shall provide prompt written notice to the Corporation of such decision.

Section 8.4.            Deemed Consent of Stockholders. Any person or entity purchasing or otherwise acquiring any interest in any shares of capital stock of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article VIII.

Section 8.5.            Purchase of Corporation Stock by Vivendi. In the event that Vivendi’s Voting Interest equals or exceeds 90%, then, within sixty (60) days following the date upon which Vivendi’s Voting Interest first equals or exceeds 90% (the “Relevant Date”), either Vivendi or the Corporation shall commence a tender offer to acquire all shares of Common Stock not owned by Vivendi as of the Relevant Date (the “Minority Shares”) at a price not less than the volume-weighted average closing price per share of Common Stock, as reported on The Nasdaq Global Market (or, if applicable, such other national securities exchange on which the Common Stock is listed), as reported by Bloomberg, L.P., for the twenty (20) consecutive trading days immediately preceding (but not including) the trading day immediately preceding the Relevant Date (the “Buyout Price”).  In the alternative, at any time on or before the Relevant Date, Vivendi may, but is not obligated to, cause the Corporation to effect a merger or other business combination pursuant to which the holders of the Minority Shares receive an amount equal to the Buyout Price in exchange for each of their Minority Shares.

Section 8.6.            Termination; Binding Effect. Notwithstanding anything in this Certificate of Incorporation to the contrary, the foregoing provisions of this Article VIII shall expire on the date that Vivendi and its Controlled Affiliates cease to own beneficially Common Stock representing at least 10% of the number of outstanding shares of Common Stock of the Corporation and no person who is a director or officer of the Corporation is also a director or officer of Vivendi.  Neither such expiration, nor the alteration, amendment, change or repeal of any provision of this Article VIII nor the adoption of any provision of this Certificate of Incorporation inconsistent with any provision of this Article VIII shall eliminate or reduce the effect of this Article VIII in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article VIII, would accrue or arise, prior to such expiration, alteration, amendment, repeal or adoption.

Section 8.7.            Article VIII. The provisions of this Article VIII are in addition to the provisions of Article IX.

ARTICLE IX

Section 9.1.            Affiliate Transactions; Contracts Not Void.

(a)           Subject to Section 9.1(b), no contract, agreement, arrangement or transaction (or any amendment, modification or termination thereof) between the Corporation, on the one hand, and Vivendi and its Controlled Affiliates, on the other hand, shall be void or voidable solely for the reason that Vivendi or its Controlled Affiliates is a party thereto, or solely because any directors or officers of the Corporation who are affiliated with Vivendi are present at or participate in the meeting of the Board of Directors or committee thereof which authorizes the contract, agreement, arrangement, transaction, amendment, modification or termination or solely because his or their votes are counted for such purpose, but any such contract, agreement, arrangement or transaction (or any amendment, modification or termination thereof) shall be governed by the provisions of this Certificate of Incorporation, the Corporation’s by-laws, the DGCL and other applicable law.

(b)           Unless Vivendi’s Voting Interest (i) equals or exceeds 90% or (ii) is less than 35%, with respect to any merger, business combination or similar transaction involving the Corporation or any of its Subsidiaries, on the one hand, and Vivendi or its Controlled Affiliates, on the other hand, in addition to any approval required pursuant to the DGCL and/or the Corporation’s by-laws, the approval of such transaction shall require the affirmative vote of a majority in interest of the stockholders of the Corporation, other than Vivendi and its Controlled Affiliates, that are present and entitled to vote at the meeting called for such purpose.

Section 9.2.            Quorum. Directors of the Corporation who are also directors or officers of Vivendi may be counted in determining the presence of a quorum at a meeting of the Board of Directors or of a committee that authorizes or approves any such contract, agreement, arrangement or transaction (or amendment, modification or termination thereof). Outstanding shares of Common Stock owned by Vivendi and its Controlled Affiliates may be counted in determining the presence of a quorum at a meeting of stockholders that authorizes or approves any such contract, agreement, arrangement or transaction (or amendment, modification or termination thereof).

Section 9.3.            No Liability For Good Faith Actions. To the fullest extent permitted by law, neither Vivendi, its Controlled Affiliates, nor any of their respective officers or directors thereof shall be liable to the Corporation or its stockholders for breach of any fiduciary duty or duty of loyalty or failure to act in (or not opposed to) the best interests of the Corporation or the derivation of any improper personal benefit by reason of the fact that Vivendi, its Controlled Affiliates or an officer of director thereof in good faith takes any action or exercises any rights or gives or withholds any consent in connection with any agreement or contract between Vivendi and its Controlled Affiliates, on the one hand, and the Corporation, on the other hand. No vote cast or other action taken by any person who is an officer, director or other representative of Vivendi, which vote is cast or action is taken by such person in his capacity as a director of this Corporation, shall constitute an action of or the exercise of a right by or a consent of Vivendi for the purpose of any such agreement or contract.

Section 9.4.            Deemed Consent by Stockholders. Any person or entity purchasing or otherwise acquiring any interest in any shares of capital stock of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article IX.

Section 9.5.            Contracts Covered. For purposes of this Article IX, any contract, agreement, arrangement or transaction with the Corporation or any of its Subsidiaries shall be deemed to be a contract, agreement, arrangement or transaction with the Corporation.

Section 9.6.            Binding Effect. Neither the alteration, amendment, change or repeal of any provision of this Article IX nor the adoption of any provision inconsistent with any provision of this Article IX shall eliminate or reduce the effect of this Article IX in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article IX, would accrue or arise, prior to such alteration, amendment, change, repeal or adoption.

Section 9.7.            Article IX. The provisions of this Article IX are in addition to the provisions of Article VIII.

ARTICLE X

Section 10.1           Definitions. As used herein, the following terms shall have the following meanings:

“Affiliate” has the meaning set forth in rule 12b-2 under the Securities Exchange Act of 1934, as amended.

“Business Combination Agreement” means that certain Business Combination Agreement, dated as of December 1, 2007, by and among Vivendi, VGAC LLC, Vivendi Games, Inc., the Corporation and Sego Merger Corporation, as the same may be amended from time to time.

“Competing Business” means the business of developing and/or publishing (i) interactive games for video game consoles or personal computers or (ii) massive multi-player online role playing games.

“Controlled Affiliate” of a person shall mean an Affiliate controlled, directly or indirectly, by such person.

“Immaterial Entity” means any Qualifying Entity as to which the aggregate consideration paid for, or in respect of, the equity or assets of such Qualifying Entity acquired by Vivendi or any of its Controlled Affiliates is less than the Materiality Threshold.

“Materiality Threshold” means $100 million, which amount shall be adjusted each succeeding January (commencing in January 2009) by an amount proportional to the change in the Consumer Price Index for All Urban Consumers: All Items for the twelve month period ended as of the end of the prior December, as determined and reported by the U.S. Department of Labor, Bureau of Labor Statistics.

“Person” means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, governmental entity or other entity of any kind or nature.

“Stockholder Designees” means the Vivendi Designees that are not employees of the Corporation or any of its subsidiaries.

“Subsidiary” means, with respect to any Person, any corporation, partnership, joint venture, association or other entity in which such Person beneficially owns (directly or indirectly) fifty percent or more of the outstanding voting stock, voting power or similar voting interests.

“Triggering Event” means Vivendi’s Voting Interest falling and remaining below 50% for ninety (90) consecutive days.

“Vivendi” means Vivendi S.A.

“Vivendi Designee” means the six initial directors designated as “Vivendi Designees” on Exhibit H to the Business Combination Agreement, their successors as nominated by the Vivendi Nominating Committee pursuant to the by-laws and elected by the stockholders of the Corporation or appointed by the Vivendi Nominating Committee pursuant to Section 3.4(b) of the Corporation’s by-laws and any other person nominated by the Vivendi Stockholder pursuant to the Corporation’s by-laws and elected by the stockholders of the Corporation.

“Vivendi Owned Shares” means the aggregate amount of shares of capital stock of the Corporation owned by Vivendi and its Controlled Affiliates.

“Vivendi Stockholder” means Vivendi or the Controlled Affiliate of Vivendi that holds a majority of Vivendi’s Voting Interest.

“Vivendi’s Voting Interest” means the percentage of the outstanding common stock of the Corporation owned of record by Vivendi and its Controlled Affiliates.

[END]

IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be executed on its behalf this 9th day of July, 2008.

ACTIVISION, INC.

By:	/s/ Robert A. Kotick
	Name:	Robert A. Kotick
	Title:	Chief Executive Officer